Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of the 14th day of September, 2010 (the “Effective Date”) by and between Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug (the “Company”), and Andrew P. Becnel (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has previously determined that it is in the best interests of the Company and its shareholders to retain the Executive and to induce the employment of the Executive for the long-term benefit of the Company; and
     WHEREAS, Company and the Executive have entered into employment agreements heretofore, the most recent of which is dated as of December 31, 2009, which is currently in effect; and
     WHEREAS, the Company desires to continue to employ the Executive on the terms set forth below to provide services to the Company and its Affiliated companies and the Executive is willing to accept such continued employment and provide such services on the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree that:
1. Certain Definitions.
     (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     (b) “Board” shall mean the Board of Directors of the Company.
     (c) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (d) “Change of Control” for the purposes of Section 8 and 11 of this Agreement shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined under Section 280G of the Code.
     (e) “Company” shall mean Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug, or any successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (f) “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.
     (g) “Disability” shall mean the absence of the Executive from performance of the Executive’s duties with the Company on a substantial basis for one hundred twenty (120) calendar days as a result of incapacity due to mental or physical illness.

     (h) “Employment Period” shall mean the period commencing on the Effective Date and ending on the earlier of March 31, 2013 or termination of the Executive’s employment pursuant to Section 4.
     (i) “Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     (j) “ERP” shall mean the Weatherford International Ltd. Nonqualified Executive Retirement Plan, as amended and restated effective December 31, 2008, as it may be amended from time to time.
     (k) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
     (l) “IRS” shall mean the U.S. Internal Revenue Service.
     (m) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its Affiliated companies, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of registered shares of the Company.
     (n) “Section 409A” means Section 409A of the Code and the final Department of Treasury regulations issued thereunder.
     (o) “Section 409A Amounts” means those amounts that are deferred compensation subject to Section 409A.
     (p) “Separation From Service” shall have the meaning ascribed to such term in Section 409A.
     (q) “Specified Employee” shall have the meaning ascribed to such term in Section 409A.
     (r) “SERP” shall mean the Weatherford International, Inc. Supplemental Executive Retirement Plan effective January 1, 2010, as it may be amended from time to time.
     (s) “Subsidiary” shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Company designates such Entity to be a Subsidiary for the purposes of this Agreement.
For purposes of any equity compensation awards granted to Employee on or after January 1, 2010, the terms “Cause”, “Good Reason” shall have the meanings assigned to such terms, respectively, in the Form of Amended and Restated Employment Agreement between the Company and its executive officers as filed with the Securities and Exchange Commission as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 13, 2010. Specifically, these definitions apply to the Performance Share Unit Award Agreement between the Company and the Executive dated as of March 18, 2010 such that awards thereunder vest on termination by the Company without Cause or by the Executive for Good Reason to the extent provided in such agreement.
Executive Employment Agreement

2. Employment Period. The Company hereby agrees that the Company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement during the Employment Period. During the Employment Period, the Executive, with his prior express agreement, may be seconded to the employment of Weatherford U.S., L.P. (or such other Affiliated company as specifically agreed by the Executive) (the “Seconded Affiliate Company”), but without prejudice to the Company’s obligations or the Executive’s rights under this Agreement. The Executive shall carry out his duties as if they were duties to be performed on behalf of the Company. Each Seconded Affiliate Company shall be subject to all of the obligations and agreements of the Company under this Agreement and the Company shall be responsible for actions and inactions of the Seconded Affiliate Company. Any breach or failure to abide by the terms and conditions of this Agreement by a Seconded Affiliate Company shall be deemed to constitute a breach or failure to abide by the Company.
3. Terms of Employment.
     (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary at least equal to the current base salary being received by the Executive (“Annual Base Salary”), which shall be paid at a monthly rate.
     (b) Annual Bonus. The Executive shall be eligible for an annual bonus for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company’s then-current executive officer annual incentive program. Each such annual bonus shall be paid no later than two and a half (2 1/2) months after the end of the fiscal year for which the annual bonus is awarded.
     (c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs in which similarly situated executive officers of the Company and its Affiliated companies participate.
     (d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit and retirement plans, practices, policies and programs provided by the Company and its Affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which similarly situated executive officers of the Company and its Affiliated companies participate.
     (e) Fringe Benefits. During the Employment Period, the Executive shall be entitled to (A) at Executive’s option, a monthly car allowance or use of an automobile, and (B) such other fringe benefits (including, without limitation, payment of club dues, financial planning services, cellular telephone, mobile email, annual physical examinations, payment of professional fees and professional taxes and payment of related expenses, as appropriate) in which similarly situated executive officers of the Company and its Affiliated companies participate or which they receive.
     (f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated companies in effect for the Executive on the date hereof.
     (g) Vacation. During the Employment Period, the Executive shall be entitled to at least four
Executive Employment Agreement

(4) weeks paid vacation or such greater amount of paid vacation as may be applicable to the executive officers of the Company and its Affiliated companies.
     (h) Deferred Compensation Plan. During the Employment Period, the Executive shall be entitled to participate in any deferred compensation or similar plans in which executive officers of the Company and its Affiliated companies may participate.
4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 13(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. In addition, if a physician selected by the Executive determines that the Disability of the Executive has occurred, the Executive (or his representative) may provide the Company with written notice in accordance with Section 13(b) of the Executive’s intention to terminate his employment. In such event, the Disability Effective Date shall be thirty (30) days after receipt of such notice by the Company.
     (b) By the Company. The Company may terminate the Executive’s employment during the Employment Period for any reason.
     (c) By the Executive. The Executive’s employment may be terminated by the Executive at any time during the Employment Period for any reason.
     (d) Notice of Termination. Any termination during the Employment Period by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates that the Executive’s employment is being terminated and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.
     (e) Date of Termination. “Date of Termination” shall mean the date on which the Executive receives or gives notice of termination or any later date specified therein (which shall not be more than 30 days after the date of such notice); provided however, that if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
5. Obligations of the Company Upon Termination.
     (a) Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, “Benefit Obligation” shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreements of the Company and its Affiliated companies, including but not limited to the ERP, the SERP (including accrued interest and the right to receive registered shares of the Company under the SERP as provided in the SERP as amended as of March 31, 2010, and April 8, 2010), omnibus incentive plans and related award agreements and the Executive Deferred Compensation
Executive Employment Agreement

Plan, (collectively, “Benefit Plans”), in which the Executive is a participant or to which the Executive is entitled to benefits as of the Date of Termination, to the extent not theretofore paid or provided. “Accrued Obligation” means the Executive’s Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service.
     (b) Payments and Benefits Upon and After Termination. If, during the Employment Period, the Executive’s employment is terminated under Section 4, including by the Company for any reason whatsoever:
          (i) The Company shall pay (or cause to be paid) to the Executive (or Executive’s heirs, beneficiaries or representatives as applicable), (A) the Accrued Obligation in cash within thirty (30) days after the Date of Termination; (B) the Benefit Obligation, at the time or times determined below, and in the form and manner and otherwise as provided under the terms of the applicable plan, and (C) a lump sum amount equal to $7,251,348.00, payable in cash in U.S. dollars at the time or times determined below.
          (ii) For three years from the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and the Executive’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(d) if the Executive’s employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, the Executive (or Executive’s heirs or beneficiaries as applicable) shall continue to pay the monthly employee contribution for same, and provided further, that if the Executive becomes re-employed by another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If any of the dental, accident, health insurance or other benefits specified in this Section 5(b)(ii) are taxable to the Executive and are not exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. The Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the period commencing on Executive’s Date of Termination and ending on the third anniversary of such date. The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided under this Section 5(b)(ii), during the Executive’s taxable year will not affect the expenses eligible for reimbursement, or the benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code). The Executive’s right to reimbursement or direct provision of benefits under this Section 5(b)(ii) is not subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Executive pursuant to this Section 5(b)(ii) are taxable to the Executive and are not otherwise exempt from Section 409A, any reimbursement amounts to which the Executive would otherwise be entitled under this Section 5(b)(ii) during the first six (6) months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this Section 5(b)(ii) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive. For the avoidance of doubt, this paragraph does not limit or reduce any rights relating to the provision of welfare benefits under the ERP and/or the SERP.
          (iii) All benefits and amounts under the Company’s deferred compensation plan and all other Benefit Plans not already vested shall become immediately one hundred percent (100%) vested as of the Date of Termination. All options to acquire registered shares of the Company, all restricted registered shares of the Company, all restricted stock units, and all share appreciation rights the value of
Executive Employment Agreement

which is determined by reference to or based upon the value of registered shares of the Company, held by the Executive under any plan of the Company or its Affiliated companies and in each case granted to the Executive prior to January 1, 2010, shall become immediately vested, exercisable, nonforfeitable and free of any liens or encumbrances in favor of the Company or any Affiliate and any shares issued or to be issued with respect to such awards or pursuant to the ERP and/or SERP shall be registered on a Form S-8. All options to acquire registered shares of the Company, all restricted registered shares of the Company, all restricted stock units, all share appreciation rights and all performance shares the value of which is determined by reference to or based upon the value of registered shares of the Company, held by the Executive under any plan of the Company or its Affiliated companies and in each case granted to the Executive on or after January 1, 2010, shall be subject to the terms thereof, including with reference to the definitions provided in the final paragraph of Section 1 of this Agreement.
          (iv) If the Executive’s employment is terminated by reason of the Executive’s death, the Benefit Obligation shall also include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliated companies to the estates and beneficiaries of the executive officers of the Company and such Affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, in effect on the date hereof.
          (v) If the Executive’s employment is terminated by reason of the Executive’s Disability, the Benefit Obligation shall also include, without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable benefits generally provided by the Company and its Affiliated companies to the Executive’s disabled peer executive officers and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect generally on the date hereof.
          (vi) The Company shall pay or provide to the Executive the amounts or benefits specified in Section 5(b)(i)(B) and (C) that are payable in cash thirty (30) days following the date of the Executive’s Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee. Amounts payable in shares will be paid at the times specified as of the date of this Agreement in the relevant plan or agreement, and in any case at the earliest time that would not result in adverse tax consequences to the Executive under Section 409A.
          (vii) If the Executive is a Specified Employee, on the date that is six (6) months following the Executive’s Separation From Service the Company shall pay to the Executive, in addition to the amounts reflected in clause (vi), an amount equal to the interest that would be earned on the amounts specified in Section 5(b)(i)(B) and (C) that are payable in cash and, to the extent subject to a mandatory six-month delay in payment, all amounts payable in cash under the ERP and the SERP, if any, for the period commencing on the date of the Executive’s Separation From Service until the date of payment of such amounts, calculated using an interest rate of five percent (5%) per annum (the “Interest Amount”).
6. Other Rights.
     (a) Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any plan, contract or agreement with the Company or any of its Affiliated companies. Except as otherwise expressly provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which
Executive Employment Agreement

the Executive is otherwise entitled to receive under any Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated companies prior to, at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement. If any severance payments are required to be paid to the Executive in conjunction with severance of employment under federal, state or local law, the severance payments paid to the Executive under this Agreement will be deemed to be in satisfaction of any such statutorily required benefit obligations to the extent that doing so would not result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.
     (b) Notwithstanding anything in this Agreement to the contrary, any and all indemnification agreements between the Executive and the Company or any of its Affiliates in effect as of the date hereof shall continue in full force and effect unless and until amended by the mutual agreement of the Executive and the Company or such Affiliate.
7. Full Settlement.
     (a) No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
     (b) No Mitigation Required. The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as specified in Section 5(b)(ii), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     (c) Legal Fees. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses reasonably incurred by or on behalf of the Executive or the Executive’s estate as a result of any contest (regardless of the outcome thereof) by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). The legal fees or expenses that are subject to reimbursement pursuant to this Section 7(c) shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 7(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 7(c) is not subject to liquidation or exchange for another benefit. Any amount to which the Executive is entitled to reimbursement under this Section 7(c) during the first six (6) months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this Section 7(c) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred by the Executive.
8. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its Affiliated companies to or for the benefit of the
Executive Employment Agreement

Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, agreement or contract or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to any additional tax or excise tax imposed by Sections 409A, 457A or 4999 of the Code (or any successor provisions to Sections 409A, 457A or 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross Up Payment shall be made by the Company at least ten (10) days prior to the date that the Executive is required to remit to the relevant taxing authority any federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 8(a) during the first six (6) months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this Section 8(a) be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred by the Executive.
     (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor of the individual, Entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm, absent manifest error, shall be binding upon the Company and the Executive, subject to the last sentence of Section 8(a), and in no event later than the payment deadline specified in Section 8(a). As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, subject to the last sentence of Section 8(a), and in no event later than the payment deadline specified in Section 8(a).
     (c) The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment. Such notification shall be given as soon as
Executive Employment Agreement

practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim;
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
          (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten (10) years following the lifetime of the Executive in connection with such proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Executive the amount necessary to pay such claim. All such costs and expenses shall be made by the Company at least ten (10) days prior to the date that the Executive is required to pay or incur such costs and expenses. The costs and expenses that are subject to be paid by the Company pursuant to this Section 8(c) shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 8(c)(iv) during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive. The right to payment of costs and expenses pursuant to this Section 8(c)(iv) is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 8(c)(iv) during the first six (6) months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this
Executive Employment Agreement

Section 8(c)(iv) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred by the Executive.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall not be required to be repaid.
     (e) Any provision in this Agreement or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Agreement and pursuant to the provisions of another plan or agreement, then the Company shall pay the total of the amounts determined pursuant to this Agreement and the provisions of such other plan or agreement.
     (f) The Company shall prepare, at its expense, all of Executive’s income tax returns for all tax years through the year that includes the date of the last payment to Executive under this Agreement.
     (g) The Company shall provide amounts and benefits to the Executive that are consistent with the Company’s policy for United States executive expatriates, which shall be at least as favorable to the Executive as such policy for United States executive expatriates that is in effect on the date hereof.
     (h) The Company will reimburse the Executive for all reasonable relocation costs, fees and expenses in connection with the move of the Executive and Executive’s family from Switzerland within one year following the date of Executive’s termination of employment.
9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provision of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
10. Disputed Payments And Failures To Pay. If the Company fails to make a payment under this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the consent of the Executive, the Company shall owe the Executive interest on the delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code if the Executive (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount)
Executive Employment Agreement

and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment. Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in Section 5 with respect to the delinquent payment(s) due under Section 5.
11. Funding. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company. Immediately prior to a Change in Control, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”) which shall be subject to the claims of creditors of the Company. In the event that the Executive is a Specified Employee at the time he incurs a Separation From Service or at the time the Company determines that it is reasonably likely that the Executive will incur a Separation From Service in connection with a Change in Control, then immediately upon the Executive’s Separation From Service or, if earlier, the date on which the Company makes a determination that the Executive is reasonably likely to incur a Separation From Services in connection with a Change in Control, the Company shall transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the cash amounts specified in Section 5(b)(i), the estimated amount of the Gross-Up Payment to be made under Section 6 and the Interest Amount. The cash amounts specified in Section 5(b)(i), the Gross-Up Payment and the Interest Amount shall be paid from the Rabbi Trust on the dates specified in Sections 5 and 8 herein, provided that the Company shall remain liable to pay any all amounts which for any reason are not paid from the Rabbi Trust. The trustee of the Rabbi Trust shall be a bank or trust company selected by the Company and approved by the Executive (in his sole discretion) prior to the Change in Control.
12. Successors.
     (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, reorganization, consolidation, scheme of arrangement, exchange offer, or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets or other transaction involving the Company or any Subsidiary or Affiliate of the Company)), to all or substantially all of the Company’s business and/or Company’s Assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment under Section 4, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.
Executive Employment Agreement

13. Miscellaneous.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SWITZERLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed: if to the Executive, to the address set forth on the signature page hereto; and, if to the Company, to: Weatherford International Ltd., Rue Jean-François Bartholoni 4, 1204 Geneva, Switzerland, Attention: CEO or Vice President — Legal; or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right to the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) Except as provided in Section 6 of this Agreement, this Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior employment agreements, oral or written, between the Company, any of its Affiliates and the Executive, including, without limitation, the Employment Agreement between the Executive and the Company dated December 31, 2009. In the event of any conflict between this Agreement and any other contract, plan, arrangement or understanding between the Executive and the Company (or any Affiliate of the Company) other than the ERP or the SERP, this Agreement shall control.
(Remainder of page intentionally left blank)
Executive Employment Agreement

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or relevant committee thereof, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year set forth below.
Date: September 14, 2010

/s/ ANDREW P. BECNEL

Andrew P. Becnel

Weatherford International Ltd.,
a Swiss joint-stock corporation

By:	/s/ BERNARD J. DUROC-DANNER

Bernard J. Duroc-Danner
Title: Chairman and CEO
Executive Employment Agreement